CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses (Class A, ADV, and I) of the John Hancock Disciplined Value Mid Cap Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the John Hancock Disciplined Value Mid Cap Fund, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 23 to File No. 333-125838; Amendment No. 25 to File No. 811-21777) of John Hancock Funds III of our report on the Robeco Boston Partners Mid Cap Value Fund of The RBB Fund, Inc. dated October 27, 2009, included in the 2009 Annual Report to shareholders.
/s/ERNST & YOUNG LLP
Philadelphia, Pennsylvania
March 10, 2010